
<ARTICLE> 5
<LEGEND>
THE SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE PRICE
DEVELOPMENT COMPANY, LIMITED PARTNERSHIP FORM 10-Q FOR THE PERIOD ENDED
JUNE 30, 1999 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
SUCH FINANCIAL STATEMENTS.
</LEGEND>

<PERIOD-TYPE>                   6-MOS                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1999        DEC-31-1998
<PERIOD-END>                               JUN-30-1999        JUN-30-1998
<CASH>                                         $ 8,951             $4,860
<SECURITIES>                                         0                  0
<RECEIVABLES>                                        0<F1>              0<F1>
<ALLOWANCES>                                         0<F1>              0<F1>
<INVENTORY>                                          0                  0
<CURRENT-ASSETS>                                     0<F2>              0<F2>
<PP&E>                                               0<F1>              0<F1>
<DEPRECIATION>                                       0<F1>              0<F1>
<TOTAL-ASSETS>                                 746,466            568,638
<CURRENT-LIABILITIES>                                0<F2>              0<F2>
<BONDS>                                              0                  0
<PREFERRED-MANDATORY>                                0                  0
<PREFERRED>                                          0                  0
<COMMON>                                             2                  2
<OTHER-SE>                                           0                  0
<TOTAL-LIABILITY-AND-EQUITY>                   746,466            568,638
<SALES>                                              0                  0
<TOTAL-REVENUES>                                64,727             48,910
<CGS>                                                0                  0
<TOTAL-COSTS>                                        0                  0
<OTHER-EXPENSES>                                33,773<F3>         24,785<F4>
<LOSS-PROVISION>                                     0                  0
<INTEREST-EXPENSE>                              14,699              7,796
<INCOME-PRETAX>                                      0                  0
<INCOME-TAX>                                         0                  0
<INCOME-CONTINUING>                                  0                  0
<DISCONTINUED>                                       0                  0
<EXTRAORDINARY>                                      0                  0
<CHANGES>                                            0                  0
<NET-INCOME>                                    15,328             16,133
<EPS-BASIC>                                    $0.71<F5>          $0.76<F5>
<EPS-DILUTED>                                    $0.71<F5>          $0.75<F5>

<F1>The Company utilizes a condensed balance sheet format for 10-Q reporting.
Amounts are included in Other Assets.
<F2>The financial statements reflect an unclassifed balance sheet due to the nature of the Company's industry - Real Estate Investment Trust.
<F3>Amount is comprised of $48,472 of expenses less interest expense of $14,699 reflected elsewhere in this Financial Data Schedule.
<F4>Amount is comprised of $32,581 of expenses less interest expense of $7,796 reflected elsewhere in this Financial Data Schedule.
<F5>Amount reflects new standard of FAS 128 for Basic Earnings Per Share and
Diluted Earnings Per Share.


